EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-128691) on Form S-8 of Franklin Resources, Inc. of our report dated June 27, 2023, relating to the statements of net assets available for benefits of the Franklin Templeton 401(k) Retirement Plan as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related supplemental information as of December 31, 2022, appearing in this Annual Report on Form 11-K of the Franklin Templeton 401(k) Retirement Plan for the year ended December 31, 2022.

/s/ Moss Adams LLP

Campbell, California
June 27, 2023